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                                                                   EXHIBIT 99.B5


                         INVESTMENT ADVISORY AGREEMENT

         Agreement, made as of this 31st day of January, 1996, among VANGUARD WHITEHALL FUNDS, INC., a Maryland corporation (the "Fund"), and BARROW, HANLEY, MEWHINNEY & STRAUSS, INC, a Texas corporation ("BHM&S").

         WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain BHM&S to render to the Fund investment advisory services to the Fund's Vanguard Selected Value Portfolio, and BHM&S is willing to render such services;

         NOW THEREFORE, this Agreement

                                  WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1.      Appointment of BHM&S.     The Fund hereby employs BHM&S as
investment adviser to the Fund's Vanguard Selected Value Portfolio (the "Portfolio"), on the terms and conditions set forth herein. BHM&S accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

         2.      Duties of BHM&S.          The Fund employs BHM&S to manage the
investment and reinvestment of the Portfolio's assets, to continuously review, supervise and administer the investment program for the Portfolio, to determine in its discretion the securities to be purchased or sold, subject to the investment objectives, policies and limitations of the Fund, and the portion of such assets to be held uninvested, to provide the Fund with records concerning the activities of BHM&S which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the discharge of the foregoing responsibilities. BHM&S shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, statement of additional information, and applicable laws and regulations. BHM&S agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

         3. Securities Transactions. BHM&S is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Fund from time to time and delivered to BHM&S, BHM&S may also be





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authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if BHM&S determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall responsibilities of BHM&S with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. BHM&S will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

         4.      Compensation of BHM&S.    For the services to be rendered by
BHM&S as provided in this Agreement, the Fund shall pay to BHM&S at the end of each quarter a base advisory fee adjusted by an incentive/penalty performance adjustment reflecting the investment performance of the Portfolio relative to the return of the Russell Midcap Index. The Russell Midcap Index is prepared by Frank Russell Company (which is unaffiliated with the Fund or any of the Fund's affiliates) and is composed of the 800 smallest stocks (by market capitalization) in the Russell 1000 Index. The fees shall be calculated according to the following rules:

a) Total Quarterly Fee Payable. The total quarterly fee payable by the Fund to BHM&S under this advisory agreement shall be the base advisory fee for the quarter plus the performance adjustment (which may be negative).

b) Base Advisory Fee for the Quarter. The base advisory fee for the quarter will be calculated by applying the following quarterly percentage rates to the average of month-end assets of the Portfolio for the quarter:

                 Net Assets                Annual Rate              Quarterly Rate
                 ----------                -----------              --------------
         First $100 million                0.40%                    0.1000%
         Next $200 million                 0.35%                    0.0875%
         Next $300 million                 0.25%                    0.0625%
         Next $400 million                 0.20%                    0.0500%
         Over $1 billion                   0.15%                    0.0375%

c) Performance Adjustment. The performance adjustment will be calculated as follows:

         i)      prior to March 1, 1997, the performance adjustment will be $0.

         ii) beginning with the quarter ending April 30, 1997 and thereafter, the performance adjustment will be calculated for the relevant performance period. The performance period will be the 36 months preceding the quarter-end or the months that have elapsed between March 1, 1996 and the end of the quarter for which the fee is being computed, whichever is shorter. A base fee for the performance period will be calculated based on the average of month end assets during the performance period multiplied by the quarterly rates used in calculating the base advisory fee for the quarter.





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   An incentive/penalty adjustment reflecting the investment performance of the
   Portfolio relative to the return of the Russell Midcap Index will be applied to the base fee for the performance period. The following table sets forth the calculation of the performance adjustment:





         Cumulative 36-month Performance
         vs. the Russell Midcap Index                       Performance Adjustment
         ----------------------------                       ----------------------
         Less than -12%                                     -0.50 x Base Fee for Performance Period
         Between -12% and -6%                               -0.25 x Base Fee for Performance Period
         Between -6% and +6%                                0 x Base Fee for Performance Period
         Between +6% and +12%                               0.25 x Base Fee for Performance Period
         More than +12%                                     0.50 x Base Fee for Performance Period


         Up to and including the quarter ending April 30, 1999, the performance adjustment for BHM&S will be calculated according to the following transition rules:

         (ii-a) March 1, 1997 through April 30, 1999. Beginning with the quarter ending April 30, 1997, and until the quarter ending April 30, 1999, the Performance adjustment will be computed based upon a comparison of the investment performance of the Portfolio and that of the Russell Midcap Index over the number of months that have elapsed between March 1, 1996 and the end of the quarter for which the fee is computed. The number of percentage points by which the investment performance of the Portfolio must exceed the investment record of the Russell Midcap Index shall increase proportionately from 4.67% and 2.33%, respectively, for the fourteen months ending April 30, 1997, to 12% and 6%, for the thirty-six months ending April 30, 1999.

         (ii-b) After April 30, 1999.  For the quarter ending July 31,
         1999 and thereafter, the period used to calculate the incentive/penalty adjustment shall be the 36 months preceding the end of the quarter for which the fee is being computed and the number of percentage points used shall be twelve and six.


         Upon request, the Fund will provide BHM&S access to the documents substantiating the calculation of the performance adjustment. An example illustrating the methodology for calculating the total fee, base plus performance adjustment, is attached hereto as Appendix A.

Calculating Relative Investment Performance

         The investment performance of the Portfolio for such period, expressed as a percentage of the net asset value per share of the Portfolio at the beginning of such period, shall be the sum of: (i) the change in the net asset value per share of the Portfolio during such period; (ii) the value of the cash distributions per share of the Portfolio reinvested to the end of such period; and (iii) the value of capital gains taxes per share paid or payable by





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the Portfolio on undistributed realized long-term capital gains accumulated to the end of such period. For any period, therefore, the investment record of the Portfolio will be the compounded daily returns of the Portfolio.

         The investment record of the Russell Midcap Index will be calculated monthly by (i) multiplying the total return for the month (change in market price plus dividends) of each stock included in the Russell Midcap Index by its weighting in the Russell Midcap Index at the beginning of the month, and (ii) adding the values discussed in (i). For any period, therefore, the investment record of the Russell Midcap Index will be the compounded monthly returns of the Russell Midcap Index.

         In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

         5.      Reports.         The Fund and BHM&S agree to furnish to each
other current prospectuses, statements of additional information, proxy statements, reports to shareholders, Fund's Articles of Incorporation, certified copies of its financial statements, and such other information with regard to its affairs as each may reasonably request. BHM&S agrees to provide the Fund with its current Form ADV and other reports or information the Fund may request.

         6.      Status of BHM&S.          The services of BHM&S to the Fund
are not to be deemed exclusive, and BHM&S shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. BHM&S shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         7. Liability of BHM&S. Except for negligence or malfeasance, or violation of applicable law, BHM&S shall not be liable to the Fund or its shareholders with respect to any liabilities arising from its services rendered hereunder. Further, no provision of this Agreement shall be deemed to protect BHM&S against any liability to the Fund or its shareholders to which it might otherwise be subject by reasons of any willful malfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation on any rights which the Fund may have under any such laws.

         8.      Duration and Termination.         This Agreement shall become
effective on January 31, 1996, and shall continue in effect until January 30, 1998. The Agreement shall continue after January 30, 1998, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors, including the votes of a majority of the





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Directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to BHM&S, (ii) this Agreement shall automatically terminate in the event of its assignment, and
(iii) this Agreement may be terminated by BHM&S on ninety days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 8, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

         9.      Severability.    If any provision of this Agreement shall be
held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 31st day of January, 1996.

ATTEST:                           Vanguard Whitehall Funds, Inc.



                          By
------------------------     -----------------------------------
Secretary                                  President



ATTEST:                           Barrow, Hanley, Mewhinney & Strauss, Inc.



                                  By
-------------------------            ----------------------------------




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APPENDIX A - FEE CALCULATION EXAMPLE

Example of fee under full imposition of the incentive factor.


                                                         Cumulative 36-Month
                                                         Performance Relative to      Incentive/Penalty
Base Fee for the Quarter                                 Benchmark                    Performance Adustment
------------------------                                 -----------------------      ---------------------
Assets                    Annualized Rate
------                    ---------------                Less than -12%               -0.50 x Base Fee *
First $100 million          0.40%                        Between -12% and -6%         -0.25 x Base Fee *
Next $200 million           0.35%                        Between -6% and +6%           0.00 x Base Fee *
Next $300 million           0.25%                        Between +6% and +12%          0.25 x Base Fee *
Next $400 million           0.20%                        More than 12%                 0.50 x Base Fee *
Over $1 billion             0.15%

Assets start the beginning of Year 1 at $100 million and grow by 10% per year. For all periods prior to Year 1, assets are assumed to be constant at $100 million.
Assets and fees in thousands of dollars.

                     Average Assets ($000)                             Performance Adjustment ($000)           TOTAL FEE ($000)
                   -------------------------           Base Fee        -----------------------------       -----------------------
                   Current Qtr     36-Months     for Quarter ($000)    MAX Adjust    MIN Adjust            MAX Adjust   MIN Adjust
                   -----------     --------      ------------------    ----------    ----------            ----------   ----------
First Quarter       101,202         100,130             101.1              50.1        -50.1                  151.1          51.0
Second Quarter      103,643         100,459             103.2              50.2        -50.2                  153.4          53.0
Third Quarter       106,142         100,991             105.4              50.4        -50.4                  155.8          54.9
Fourth Quarter      108,702         101,731             107.6              50.8        -50.8                  158.4          56.9
                                                                                                           -----------------------
TOTAL YEAR 1                                                                                                 $618.7        $215.8
                                                                                                           -----------------------

First Quarter       111,323         102,685             109.9              51.2        -51.2                  161.1          58.7
Second Quarter      114,007         103,857             112.3              51.7        -51.7                  163.9          60.6
Third Quarter       116,756         105,253             114.7              52.3        -52.3                  167.0          62.4
Fourth Quarter      119,572         106,879             117.1              53.0        -53.0                  170.1          64.1
                                                                                                           -----------------------
TOTAL YEAR 2                                                                                                 $662.1        $245.8
                                                                                                           -----------------------

First Quarter       122,455         108,739             119.6              53.8        -53.8                  173.5          65.8
Second Quarter      125,408         110,839             122.2              54.7        -54.7                  177.0          67.5
Third Quarter       128,432         113,186             124.9              55.8        -55.8                  180.6          69.1
Fourth Quarter      131,529         115,784             127.6              56.9        -56.9                  184.5          70.7
                                                                                                           -----------------------
TOTAL YEAR 3                                                                                                 $715.6        $273.1
                                                                                                           -----------------------



* For purposes of calculating the Incentive/Penalty Performance Adjustment, the
               Base Fee represents the annual rate(s) used in calculating the base advisory fee for the quarter multiplied by the average assets for the applicable performance period.



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